Exhibit 8.1

[KIRKLAND & ELLIS LLP LETTERHEAD]

October 4, 2004

AMF Bowling Worldwide, Inc.
and the Guarantors set forth on Exhibit A
8100 AMF Drive
Richmond, Virginia 23111

Re: Registration Statement on Form S-4 (Registration No. 333-117668)

Ladies and Gentlemen:

        We are issuing this opinion letter in our capacity as special legal counsel to AMF Bowling Worldwide, Inc., a Delaware corporation (the "Issuer"), and the guarantors set forth on Exhibit A hereto (the "Guarantors" and, collectively with the Issuer, the "Registrants"). This opinion letter is being delivered in connection with the proposed registration by the Issuer of $150,000,000 in aggregate principal amount of the Issuer's 10% Senior Subordinated Notes due 2010, Series B (the "Exchange Notes") pursuant to a Registration Statement on Form S-4 (Registration No. 333-117668) as originally filed with the Securities and Exchange Commission (the "Commission") on July 26, 2004, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement").

        You have requested our opinion as to certain United States federal income tax consequences of participating in the exchange offer for Exchange Notes described in the Registration Statement. Our opinion, under the law in effect on the date hereof, is set forth in the statements made in the Registration Statement under the caption "Certain Federal Income Tax Consequences—United States Holders—Exchange offer."

        The opinion set forth therein is based on the applicable provisions of the Internal Revenue Code of 1986, as amended; the Treasury Regulations promulgated or proposed thereunder; current positions of the Internal Revenue Service (the "IRS") contained in published revenue rulings, revenue procedures and announcements; existing judicial decisions; and other applicable authorities, all of which are subject to change, possibly with retroactive effect.

        Unlike a ruling from the IRS, opinions of counsel are not binding on the IRS. Hence, no assurance can be given that the opinion stated in the Registration Statement will not be successfully challenged by the IRS or rejected by a court. We express no opinion concerning any Federal income tax matter other than those discussed in the Registration Statement under the caption "Certain Federal Income Tax Consequences—United States Holders—Exchange offer."

        We hereby consent to the filing of this opinion with the Commission as Exhibit 8.1 to the Registration Statement. We also consent to the reference to our firm under the heading "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely, /s/ Kirkland & Ellis LLP Kirkland & Ellis LLP

Exhibit A
Guarantors

AMF Bowling Products, Inc.

AMF BCH LLC

AMF WBCH LLC

American Recreation Centers, Inc.

AMF Bowling Centers, Inc.

AMF Beverage Company of Oregon, Inc.

King Louie Lenexa, Inc.

300, Inc.

Bush River Corporation

AMF Bowling Centers (Aust) International Inc.

AMF Bowling Centers International Inc.

AMF Bowling Mexico Holding, Inc.

Boliches AMF, Inc.

AMF Bowling Centers Holdings Inc.

AMF Worldwide Bowling Centers Holdings Inc.